Exhibit 99.1

          ElkCorp Reports Third Quarter Fiscal 2006 Results;
   Exceeds Revised Guidance Late Surge in Shingle Shipments Improves
                         Third Quarter Results

    DALLAS--(BUSINESS WIRE)--April 25, 2006--ElkCorp (NYSE:ELK) announced today financial results for its third fiscal quarter, ended March 31, 2006. Earnings from continuing operations for the third quarter were $10.1 million, or $0.49 per diluted share, exceeding the company's revised guidance of $0.40 to $0.43 per diluted share. The company anticipates earnings per diluted share for the fourth quarter to be in the range of $0.64 to $0.68 and has revised its estimates for fiscal 2006 to be in the range of $2.18 to $2.22.

    Third Quarter Overview

    ElkCorp Consolidated

        -- For the quarter, ElkCorp recorded revenue of $243.2 million, compared to the $ 201.9 million reported for the third quarter of fiscal 2005. The increase over the third quarter of fiscal 2005 was due to volume and pricing in Elk's roofing business including new sales from the recently acquired RGM Products Inc. and incremental sales from Elk Composite Building Products and Specialty Fabric Technologies.

        -- Income from continuing operations for the third fiscal quarter was $10.1 million, or $0.49 per diluted share, compared to $14.1 million, or $0.69 per diluted share reported for the third quarter of fiscal 2005. The decline in net income was primarily attributable to higher raw material and transportation costs, partially offset by price and volume gains.

        -- Third quarter results include $2.0 million, or $0.06 per diluted share, of stock-based compensation expense compared to $0.8 million, or $0.02 per diluted share, in the prior year quarter.

    Premium Roofing Products

        -- Revenue for Premium Roofing Products was $ 220.1 million, a 19% increase over the $185.5 million reported in the third quarter of fiscal 2005. This increase was due to increased shingle volumes and improved pricing in the third quarter of fiscal 2006 as well as sales from RGM, which was acquired in August 2005.

        -- Operating income was $25 million, compared to $32.7 million for the third quarter of fiscal 2005.

        --  Operating margin for the quarter was 11.4% compared to
            17.6 % for the same quarter last year. The margin decline in the quarter was due to higher raw materials, primarily asphalt, and freight costs and significantly lower shipment volume into the Florida storm areas, which is a relatively higher margin market.

    Composite Building Products

        -- Sales for the third quarter were $7.5 million, compared to $4.7 million reported in the same quarter of fiscal year 2005.

        -- The operating loss for the third quarter was $2.1 million compared to a loss of $2.4 million in the third quarter of fiscal 2005. Improvements in volume and contribution margin were partially offset by increased expansion costs of the new plant which had not fully ramped-up until the fourth quarter of fiscal year 2005.

    Specialty Fabric Technologies

        -- Sales for the quarter were $13.6 million, a 45% increase over the $9.4 million in the same quarter last year. The significant growth is due to volume and pricing for roofing related fabric sales. Additionally, sales of the non-roofing fabrics increased approximately 58% over the third quarter of fiscal 2005.

        -- Operating income was $1.4 million in the third quarter compared to $177,000 for the prior-year period.

        -- Operating margin improved to 10% compared to the 1.9% recorded in the third quarter of fiscal 2005. The improved margins in this product platform are attributable to higher volumes and an increased mix of higher- margin products, such as carpet tile, facer and air filtration.

    Financial Condition

    At March 31, 2006, the contractual principal amount of ElkCorp's long-term debt, including $6.0 million of debt related to acquisitions, was $201.0 million. Net debt (contractual principal debt minus cash and short-term investments) was $156.5 million, and the net debt to capital ratio was 33.7%. Liquidity consisted of $44.5 million of cash, cash equivalents and short-term investments and $121.1 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt of $201.2 million included $0.2 million representing the net fair market value for two interest rate swap agreements.

    Business Outlook

    "We are pleased that the actual results for the quarter exceeded our revised expectations. The increase was primarily due to better than anticipated shingle shipments in the last week of the quarter and improved pricing in March," said Thomas Karol, chairman and chief executive officer of ElkCorp. "During the quarter we were able to attain substantial productivity improvements to achieve record shingle volumes, which assisted us in recording more positive results. Shingle volumes increased despite slower than anticipated shipments into the Florida market due to longer lead times for insurance claim settlements following Hurricane Wilma. This change in regional mix, combined with higher raw material, transportation and energy costs has also created near-term pressure on our margins. In the fourth quarter we anticipate improved results in composites, expense reductions, improved pricing and better efficiencies at our plants will assist us in easing this pressure.
    Mr. Karol continued, "Sales in our composite lumber platform were approximately 60% higher than the third quarter of last year but lower than expected, which was largely due to slower than anticipated inventory build at the dealer level. We believe that dealers are somewhat reluctant to place large initial seasonal orders due to slower growth in the 2005 decking season which caused a general industry overstocking last season. Based on industry data, we anticipate the decking market to return to a more normalized growth rate later in the season. We believe that we have the cost structure, yields, products and market acceptance to reach profitability in this business. With the addition of our recently introduced CrossTimbers Signature Rail System we have a full line of exceptional railing products that accentuates our decking materials, which we believe will assist us in increasing our position in the decking market."
    "Our Specialty Fabric Technologies business again reported strong results with sales growth of 45% over the prior year. The increased sales in both roofing and non-roofing fabrics are attributable to improved pricing and increased volume from new and existing customers."
    "During the quarter we were able to increase productivity in our shingle plants to achieve record volumes. Although we have not reached profitability in the composites platform, we are confident in our products and our potential to become a leader in the composite lumber market. Our specialty fabrics business continues to post impressive results. We continue to expand our product offerings with new and innovative products, such as our CrossTimbers(TM) Signature Rail System, which has a similar look and assembly to the Railways railing product utilizing the patent pending UniBall(TM) Technology and is available in colors complementary to our CrossTimbers decking. We believe innovation is a key component of maintaining growth in maturing markets."

    Earnings Outlook

    Due to the recent ramp-up and continued volatility in oil and natural gas prices, the company now expects earnings for the fourth quarter of fiscal 2006 to be in the range of $0.64 to $0.68 per diluted share, and in the range of $2.18 to $2.22 per diluted share for fiscal 2006.

    Conference Call

    The ElkCorp management team will host a conference call on April 26, 2006, at 11:00 a.m. EDT to further discuss its earnings and operations for the third quarter as well as expectations for its fourth quarter and fiscal year end.
    Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the ElkCorp
Web site at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 1:00 p.m. ET. and may be accessed by dialing 1-800-642-1687 and entering passcode 8232597. The webcast replay also will be available on the investor relations section of Company's Web site.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "goal," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the fourth quarter and fiscal year 2006. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ended June 30, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)


                               Three Months Ended   Nine Months Ended
                                    March 31,           March 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Sales                          $243,194  $201,871  $688,000  $558,982
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 200,917   157,939   563,858   444,258
  Selling, general &
   administrative                23,476    19,004    65,103    50,065
                               --------- --------- --------- ---------

Operating Income from
 Continuing Operations           18,801    24,928    59,039    64,659

  Interest expense, net           2,700     2,614     8,525     7,090
                               --------- --------- --------- ---------
Income from Continuing
 Operations
Before Income Taxes              16,101    22,314    50,514    57,569

Provision for income taxes        5,955     8,191    18,760    21,588
                               --------- --------- --------- ---------

Income from Continuing
 Operations                      10,146    14,123    31,754    35,981
Income (Loss) from
 Discontinued Operations, Net
                                      0     1,174       (66)      451
                               --------- --------- --------- ---------

Net Income                      $10,146   $15,297   $31,688   $36,432
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share-Basic
Continuing Operations             $0.50     $0.71     $1.57     $1.83
Discontinued Operations            0.00      0.06     (0.01)     0.02
                               --------- --------- --------- ---------
                                  $0.50     $0.77     $1.56     $1.85
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share-Diluted
Continuing Operations             $0.49     $0.69     $1.54     $1.78
Discontinued Operations            0.00      0.06     (0.00)     0.02
                               --------- --------- --------- ---------
                                  $0.49     $0.75     $1.54     $1.80
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          20,308    19,784    20,254    19,718
                               ========= ========= ========= =========

  Diluted                        20,697    20,482    20,627    20,184
                               ========= ========= ========= =========


Condensed Results of Operations
($ in thousands)


                                                   Twelve Months Ended
                                                        March 31,
                                                     2006      2005
                                                   --------- ---------

Sales                                              $890,737  $714,826
                                                   --------- ---------

Costs and Expenses:
  Cost of sales                                     733,525   570,021
  Selling, general & administrative                  84,984    66,624
                                                   --------- ---------

Operating Income from Continuing Operations          72,228    78,181

  Interest expense, net                              11,800     8,502
                                                   --------- ---------
Income from Continuing Operations
Before Income Taxes                                  60,428    69,679

Provision for income taxes                           21,959    25,907
                                                   --------- ---------

Income from Continuing Operations                    38,469    43,772
Income (Loss) from Discontinued Operations, Net
                                                      3,654       814
                                                   --------- ---------

Net Income                                          $42,123   $44,586
                                                   ========= =========

Income (Loss) Per Common Share-Basic
Continuing Operations                                 $1.91     $2.22
Discontinued Operations                                0.18      0.04
                                                   --------- ---------
                                                      $2.09     $2.26
                                                   ========= =========

Income (Loss) Per Common Share-Diluted
Continuing Operations                                 $1.87     $2.17
Discontinued Operations                                0.18      0.04
                                                   --------- ---------
                                                      $2.05     $2.21
                                                   ========= =========

Average Common Shares Outstanding
  Basic                                              20,191    19,706
                                                   ========= =========

  Diluted                                            20,586    20,128
                                                   ========= =========


Financial Information by Company Segments
($ in thousands)


                               Three Months Ended   Nine Months Ended
                                    March 31,           March 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Sales
    Premium Roofing Products   $220,114  $185,549  $620,473  $512,965

    Composite Building
     Products                     7,545     4,726    21,303    10,968

    Specialty Fabric
     Technologies                13,616     9,443    39,696    28,237

    Surface Finishes              1,919     2,153     6,528     6,812
                               --------- --------- --------- ---------
                               $243,194  $201,871  $688,000  $558,982
                               ========= ========= ========= =========

Operating Profit (Loss)
    Premium Roofing Products    $24,990   $32,671   $78,709   $82,484

    Composite Building
     Products                    (2,059)   (2,441)   (7,577)   (6,341)

    Specialty Fabric
     Technologies                 1,383       177     4,266     1,523

    Surface Finishes                212      (371)      656      (228)

    Corporate & Other            (5,725)   (5,108)  (17,015)  (12,779)
                               --------- --------- --------- ---------
                                $18,801   $24,928   $59,039   $64,659
                               ========= ========= ========= =========


Financial Information by Company Segments
($ in thousands)


                                                  Twelve Months Ended
                                                       March 31,
                                                   2006       2005
                                                 ---------- ----------

Sales
    Premium Roofing Products                      $801,142   $653,086

    Composite Building Products                     29,760     15,252

    Specialty Fabric Technologies                   50,910     37,277

    Surface Finishes                                 8,925      9,211
                                                 ---------- ----------
                                                  $890,737   $714,826
                                                 ========== ==========

Operating Profit (Loss)
    Premium Roofing Products                      $100,457    $98,661

    Composite Building Products                    (13,058)    (6,135)

    Specialty Fabric Technologies                    4,826      1,617

    Surface Finishes                                 1,028         62

    Corporate & Other                              (21,025)   (16,024)
                                                 ---------- ----------
                                                   $72,228    $78,181
                                                 ========== ==========

Condensed Balance Sheet
($ in thousands)


                                                       March 31,
Assets                                             2006       2005
------------------------------------------------ ---------- ----------

Cash and cash equivalents                           $5,901    $11,657
Short-term investments                              38,600     27,500
Receivables, net                                   170,045    158,711
Inventories                                         96,121     70,655
Deferred income taxes                                7,971      3,721
Prepaid expenses and other                          10,725     10,045
Discontinued operations                              2,426        404
                                                 ---------- ----------

      Total Current Assets                         331,789    282,693

Property, plant and equipment, net                 294,388    285,883
Other assets                                        28,409     12,046
Discontinued operations - noncurrent                 2,188      3,647
                                                 ---------- ----------

      Total Assets                                $656,774   $584,269
                                                 ========== ==========





                                                       March 31,
Liabilities and Shareholders' Equity               2006       2005
------------------------------------------------ ---------- ----------

Accounts payable and accrued liabilities           $93,399    $81,010
Discontinued operations                                865        159
Current maturities on long-term debt                   977        385
                                                 ---------- ----------

      Total Current Liabilities                     95,241     81,554

Long-term debt, net                                201,218    198,000
Deferred income taxes                               53,004     49,908
Shareholders' equity                               307,311    254,807
                                                 ---------- ----------

      Total Liabilities and Shareholders' Equity  $656,774   $584,269
                                                 ========== ==========


Condensed Statement of Cash Flows
($ in thousands)

                                                   Nine Months Ended
                                                       March 31,
                                                       2006      2005
                                                  ---------- ---------
Cash Flows From Operating Activities:

Net income                                          $31,688   $36,432
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                   19,653    17,424
     Deferred income taxes                             (672)    7,934
     Stock-based compensation                         6,057     2,272
     Changes in assets and liabilities:
         Trade receivables                          (15,409)  (43,892)
         Inventories                                (17,745)   (8,526)
         Prepaid expenses and other                  (2,173)   (1,420)
         Accounts payable and accrued liabilities    (7,831)   18,577
         Changes in assets and liabilities of
         discontinued operations                        225       337
                                                  ---------- ---------

Net cash from operating activities                   13,793    29,138
                                                  ---------- ---------

Investing Activities
     Additions to property, plant and equipment     (14,997)  (32,141)
     Short-term investments, net                     30,560   (27,500)
     Proceeds from sale of assets of discontinued
      operations                                          0     3,093
     Acquisition of business                        (24,285)     (471)
     Other, net                                      (2,380)   (1,496)
                                                  ---------- ---------

Net cash from investing activities                  (11,102)  (58,515)
                                                  ---------- ---------

Financing Activities
     Proceeds from sale of Senior Notes                   0    50,000
     Long-term payments on Revolving Credit
     Facility, net                                        0   (10,300)
     Payments on other borrowings                    (4,807)        0
     Dividends on common stock                       (3,065)   (3,007)
     Purchases of common stock                       (5,681)     (763)
     Exercises of stock options                       6,782     4,831
     Excess tax benefit of stock option exercises       720         0
                                                  ---------- ---------

Net cash from financing activities                   (6,051)   40,761
                                                  ---------- ---------

Net Increase in Cash and Cash Equivalents            (3,360)   11,384

Cash and Cash Equivalents at Beginning of Year        9,261       273
                                                  ---------- ---------

Cash and Cash Equivalents at End of Period           $5,901   $11,657
                                                  ========== =========

    CONTACT: ElkCorp
             Stephanie Elwood, 972-851-0472